UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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AMERICAN SOFTWARE, INC.

(Name of Registrant As Specified In Its Charter)

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AMERICAN SOFTWARE, INC.
470 East Paces Ferry Road
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMERICAN SOFTWARE, INC. will be held at the offices of the Company, 470 East Paces Ferry Road, Atlanta, Georgia 30305 on Monday, August 19, 2002 at 1:30 p.m. for the following purposes:

1.	To elect eight directors of the Company, three of whom will be elected by the holders of Class A Common Shares, and five of whom will be elected by the holders of Class B Common Shares.

2.
To consider and vote upon an amendment to the Company’s 2001 Stock Option Plan to increase the number of Class A Common Shares that may be subject to options granted under that Plan from 2,000,000 Shares to 2,975,000 Shares.

3.	To consider and transact such other business as may properly come before the meeting.

Only shareholders of record of the Company at the close of business on July 12, 2002 will be entitled to vote at the meeting.

Shareholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they now plan to attend the meeting. If shareholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

James R. McGuone,
Secretary

August 2, 2002

IMPORTANT

We encourage you to attend the shareholders’ meeting. In order that there may be a proper representation at the meeting, each shareholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by shareholders to this request will reduce the Company’s expense in soliciting proxies.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
OF AMERICAN SOFTWARE, INC.

TO BE HELD AT
AMERICAN SOFTWARE, INC.
470 EAST PACES FERRY ROAD
ATLANTA, GEORGIA
ON AUGUST 19, 2002

This Proxy Statement is furnished to Class A shareholders by the Board of Directors of AMERICAN SOFTWARE, INC., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders on Monday, August 19, 2002 at 1:30 p.m. and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to shareholders on or about August 2, 2002.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, the proxy will be voted—

FOR—Election of Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr. as Class A Directors.

FOR—Adoption
of proposed amendment to the Company’s 2001 Stock Option Plan to increase the number of Class A Common Shares that may be subject to options granted under that Plan from 2,000,000 Shares to 2,975,000 Shares.

In addition, a properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders’ best judgment on such other business as may properly come before the meeting or any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the meeting or personally by attendance at the meeting, by the person giving the proxy insofar as the proxy has not been exercised at the meeting.

VOTING SECURITIES

Record Date and Voting of Securities

The Board of Directors has fixed the close of business on July 12, 2002 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On July 12, 2002, the Company had outstanding and entitled to vote a total of 18,555,342 Class A Common Shares (“Class A shares”) and 4,082,289 Class B Common Shares (“Class B shares”).

Other than in the election of directors, in which holders of Class A shares and Class B shares vote as separate classes, each outstanding Class A share is entitled to one-tenth vote per share and each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting. The Class A directors and the Class B directors will be elected by a majority of the votes cast by the respective classes. The proposed increase in the number of Shares authorized under the 2001 Stock Option Plan requires the affirmative vote of a majority of the Shares represented at the meeting (adjusted as described above). Any other matter submitted to the meeting must be approved or ratified by a majority vote of the outstanding shares (adjusted as described above). A one-third quorum of 6,185,114 Class A shares and of 1,360,763 Class B shares is required to be present or represented by proxy at the meeting in order to conduct all of the business expected to come before the meeting. A vote of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement, but will not be counted as a vote for or against the action.

Security Ownership

Five Percent Shareholders.    The only persons known by the Company to own beneficially more than 5% of the outstanding shares of common stock of either class of the Company are those set forth below. Unless otherwise noted, this information is as of June 30, 2002. The statements as to securities beneficially owned are, in each instance, based upon information provided by the person(s) concerned. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)

CLASS A SHARES	James C. Edenfield c/o American Software, Inc. 470 East Paces Ferry Road, N.E. Atlanta, Georgia 30305	304,750	(2)(3)	1.6	%(4)

	Thomas L. Newberry c/o American Software, Inc. 470 East Paces Ferry Road, N. E. Atlanta, Georgia 30305	178,000	(2)(5)	1.0	%(4)

	Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,375,412	(6)	7.5%

	Brown Capital Management, Inc. 1201 North Calvert Street Baltimore, Maryland 21202	3,160,000	(7)	17.1%

CLASS B SHARES	James C. Edenfield	2,146,352		52.6%

	Thomas L. Newberry	1,935,937		47.4%

(1)	Based on a total of 18,455,256 Class A shares outstanding, plus any shares issuable pursuant to options held by the person in question which may be exercised within 60 days.

(2)	Does not include the Class B shares beneficially owned by Mr. Edenfield and Dr. Newberry, which shares are convertible into Class A shares on a share for share basis.

(3)
Includes 249,750 shares that may be acquired upon the exercise of stock options exercisable within 60 days. Also includes 55,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc., as to which Mr. Edenfield has shared voting and investment power.

(4)
For all matters except the election of directors, which involves class voting, Mr. Edenfield and Dr. Newberry together beneficially own approximately 69.3% of the combined, weighted voting rights of the outstanding Class A and Class B shares. See “Record Date and Voting of Securities,” above. If their respective Class B shares were converted into Class A shares, Mr. Edenfield would beneficially own 10.8% of the outstanding Class A shares and Dr. Newberry would beneficially own 9.3% of the outstanding Class A shares.

(5)	Includes 75,000 shares that may be acquired upon the exercise of stock options exercisable within 60 days.

(6)	Based on Schedule 13G dated February 12, 2002 reporting as of December 31, 2001.

(7)	Based on Schedule 13G dated February 5, 2002 reporting as of December 31, 2001.

Directors and Executive Officers.    The following table shows the shares of common stock of the Company, both Class A and Class B, beneficially owned by each nominee for director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group as of June 30, 2002. The statements as to securities beneficially owned are, in each instance, based upon information provided by the person(s) concerned. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

	Shares Beneficially Owned		Percent of Class
Name of Beneficial Owner or Description of Group	Class A	Class B	Class A(1)		Class B
James C. Edenfield	304,750(2)(3)	2,146,352	1.6	%(4)	52.6%
Thomas L. Newberry	178,000(2)(5)	1,935,937	1.0	%(4)	47.4%
David H. Gambrell	69,000(6)	-0-	0.4%		—
James B. Miller, Jr.	-0-	-0-	—		—
John J. Jarvis	5,000(6)	-0-	—		—
Dennis Hogue	5,000(6)	-0-	—		—
Thomas L. Newberry, V	5,000(6)	-0-	—		—
J. Michael Edenfield	282,000(6)	-0-	1.5%		—
Vincent C. Klinges	108,250(7)	-0-	0.6%		—
Jeffrey W. Coombs	81,500(8)	-0-	0.4%		—
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (11 PERSONS)	1,053,500(9)	4,082,289	5.4%		100%

(1)	Based on a total of 18,445,256 Class A shares outstanding, plus any shares issuable pursuant to options held by the person or group in question that may be exercised within 60 days.

(2)	Does not include the Class B shares beneficially owned by Mr. Edenfield and Dr. Newberry, which shares are convertible into Class A shares on a share for share basis.

(3)
Includes 249,750 shares that may be acquired upon the exercise of stock options exercisable within 60 days. Also includes 55,000 shares held by the James C. and Norma T. Edenfield Foundation, Inc. as to which Mr. Edenfield has shared voting and investment power.

(4)
For all matters except the election of directors, which involves class voting, Mr. Edenfield and Dr. Newberry together beneficially own approximately 69.3% of the combined, weighted voting rights of the outstanding Class A and Class B shares. See “Record Date and Voting of Securities,” above. If their respective Class B shares were converted into Class A shares, Mr. Edenfield would beneficially own 10.8% of the outstanding Class A shares and Dr. Newberry would beneficially own 9.3% of the outstanding Class A shares.

(5)	Includes 75,000 shares subject to options exercisable within 60 days.

(6)	Represents shares subject to options exercisable within 60 days.

(7)	Includes 106,250 shares subject to options exercisable within 60 days.

(8)	Includes 81,000 shares subject to options exercisable within 60 days and 500 shares held by Jeffrey J. Coombs, son of Jeffrey W. Coombs.

(9)	Includes 893,000 shares subject to options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and holders of more than 10% of the Class A shares are required under regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review by the Company of filings made under Section 16(a) of the Exchange Act, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with.

ELECTION OF DIRECTORS

The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next Annual Meeting. Of the eight directors to be elected, three are to be elected by the holders of the outstanding Class A shares and five are to be elected by the holders of the outstanding Class B shares. The persons named in the enclosed proxy card intend to vote Class A shares for the election of Dennis Hogue, Dr. John J. Jarvis and James B. Miller, Jr., the Class A director nominees. In the event any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director.

It is anticipated that Mr. Edenfield and Dr. Newberry, who together own all of the Class B shares, will vote their Class B shares in favor of the election of James C. Edenfield, J. Michael Edenfield, David H. Gambrell, Dr. Thomas L. Newberry and Thomas L. Newberry, V as Class B directors. Thus, it is expected that James C. Edenfield, Thomas L. Newberry, J. Michael Edenfield, David H. Gambrell and Thomas L. Newberry, V will be elected as Class B directors.

James B. Miller, Jr. was elected to the Board of Directors by the existing Board members in May 2002, and has not previously been a candidate for election at an annual meeting of shareholders. Mr. Miller was elected to fill the vacancy on the Board that resulted from the death of Thomas R. Williams in March 2002.

The nominees for director, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected as a director of the Company are set forth below.

Name of Nominee	Age	Principal Occupation; Directorships	Year First Elected Director
CLASS A DIRECTORS:
Dennis Hogue(1)	49	President of Mercari Technologies	2001

John J. Jarvis(2)	60	Executive Director of The Logistics Institute—Asia Pacific	2001

James B. Miller, Jr.(3)	62	Founder, Chairman, President, and Chief Executive Officer of Fidelity National Corporation, the parent company of Fidelity National Bank	2002

CLASS B DIRECTORS:
James C. Edenfield(4)	67	President, Chief Executive Officer and Treasurer of American Software, Inc. and American Software USA, Inc.; Chairman of Board of Directors of Logility, Inc.	1971

J. Michael Edenfield(5)	44	Senior Vice President of American Software, Inc. and President and Chief Executive Officer of Logility, Inc.; currently a Director of Logility, Inc. and INSIGHT, Inc.	2001

David H. Gambrell(6)	72	Partner, Gambrell & Stolz, L.L.P., Attorneys at law, Atlanta, Georgia	1983

Thomas L. Newberry(7)	69	Chairman of the Board of American Software, Inc.	1971

Thomas L. Newberry, V(8)	35	Founder and Chief Executive Officer of The 1% Club, Inc.	2001

(1)
Mr. Hogue became Chief Executive Officer and President of Mercari Technologies in April 2002. Prior to joining Mercari Technologies, he served as Chief Executive Officer of Global Food Exchange from January 2001 to March 2002. Prior to joining Global Food Exchange, Mr. Hogue served as President and Chief Executive Officer of E3 Corporation from December 1999 to December 2000. Prior to serving as President and Chief Executive Officer of E3, Mr. Hogue served as Vice President of Sales of that company from November 1996 until April 1997 and President of North America for E3 from April 1997 to December 1999. He earned a Bachelor of Science degree in Psychology from Florida State University in 1974.

(2)
Dr. Jarvis is currently Executive Director of The Logistics Institute—Asia Pacific, which is a collaboration between the National University of Singapore and the Georgia Institute of Technology. From 1990 to 2001, he was Chair of the School of Industrial and Systems Engineering at the Georgia Institute of Technology, where he has been a member of the faculty since 1968. Dr. Jarvis was co-founder of CAPS Logistics, Inc., a provider of software and consulting services in logistics, which was acquired by Baan NV in 1998. Dr. Jarvis has served as President of the Institute of Industrial Engineers (IIE), President of the Institute of Management Sciences (TIMS) and Secretary of the Operations Research Society of America (ORSA). He has served on the Councils of ORSA and TIMS and on the Boards of the Institute for Operations Research and Management Sciences (INFORMS) and IIE. Dr. Jarvis earned a Bachelor of Science degree in Industrial Engineering in 1963 and a Masters of Science degree in Industrial Engineering in 1965, both from the University of Alabama, and a Ph.D. from Johns Hopkins University in 1968.

(3)
Mr. Miller is currently the Chairman of the Board, President and Chief Executive Officer of Fidelity National Corporation, the parent corporation of Fidelity National Bank, positions he has held since 1979. He has been Chairman of Fidelity National Bank since 1998. He is Chairman of the Board of Fidelity National Capital Investors, Inc. and a director of Interface, Inc., a textile manufacturing company. Mr. Miller is Chairman of the Board of the Michael C. Carlos Museum at Emory University. Mr. Miller holds a Bachelor of Arts Degree from Florida State University and an L.L.B. from Vanderbilt University Law School.

(4)
James C. Edenfield is a co-founder of the Company and has served as Chief Executive Officer since November 1989, and as Co-Chief Executive Officer prior to that time. Prior to founding the Company, Mr. Edenfield held several executive positions with and was a director of Management Science America, Inc., an Atlanta-based applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield is the father of J. Michael Edenfield.

(5)
J. Michael Edenfield has served as President and Chief Executive Officer of Logility, Inc., a majority-owned subsidiary of the Company, since January 1997. From June 1994 until October 1997, he served as Chief Operating Officer of the Company. Mr. Edenfield has served as Executive Vice President of the Company from June 1994 to the present. From May 1987 to June 1994, Mr. Edenfield served in various positions with American Software USA, Inc., a wholly-owned subsidiary of the Company. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology.

(6)
Mr. Gambrell has been a practicing attorney since 1952, and is a partner in the law firm of Gambrell & Stolz, L.L.P., counsel to the Company. He served as a member of the United States Senate from the State of Georgia in 1971 and 1972. Mr. Gambrell holds a Bachelor of Science degree from Davidson College and a J.D. from the Harvard Law School.

(7)
Dr. Newberry is a co-founder of the Company and served as Co-Chief Executive Officer of the Company until November 1989. Prior to founding the Company, he held executive positions with several companies engaged in computer systems analysis, software development and sales, including Management Science America, Inc., where he was also a director. Dr. Newberry holds Bachelor, Master of Science and Ph.D. degrees in Industrial Engineering from the Georgia Institute of Technology. He is the father of Thomas L. Newberry, V.

(8)
Thomas L. Newberry, V founded The 1% Club, Inc. in October 1992 and has acted as its Chief Executive Officer since that time. The 1% Club sponsors programs designed to assist entrepreneurs and their families in accomplishing their goals. He is also the author of motivational books and audio programs dedicated to improving performance in business operations and salesmanship. Mr. Newberry earned a Bachelor of Science degree from Georgia State University in 1989.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A
SHAREHOLDERS VOTE “FOR” MESSRS. HOGUE, JARVIS AND MILLER.

From May 1, 2001 through April 30, 2002, the Board of Directors held five meetings and acted by unanimous written consent on one occasion. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.

The Board of Directors has an Audit Committee, which presently consists of Messrs. Gambrell (Chairman), Hogue, Jarvis and Miller. The Audit Committee held three meetings during fiscal 2002. The Rules of the National Association of Securities Dealers (NASD) require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the rules. Three of the four Audit Committee members—Messrs. Hogue, Jarvis and Miller—meet the definition of “independent” set forth in those rules.

The rules provide that a director who is a partner in or controlling shareholder or executive officer of any business organization to which the Company made, or from which the Company received, payments that exceed the greater of 5% of the business organization’s consolidated gross revenues or $200,000 in any of the past three years is not considered “independent.” Mr. Gambrell is a partner in the law firm of Gambrell & Stolz, L.L.P., which provides legal services to the Company and received payments in excess of the above threshold amount. Accordingly, Mr. Gambrell is not considered “independent” under the NASD rules. See “Compensation Committee Interlocks and Insider Participation” and “Audit Committee Report,” below.

An exception to the independence requirement allows one non-independent director who is not a current employee of the Company or an immediate family member of a current employee to serve on the Audit Committee if the Board, under limited circumstances, determines that membership on the Committee by the individual is in the best interest of the Company and its shareholders, provided that the Board discloses in the next annual proxy statement the nature of the relationship and the reasons for its determination. The Board has determined that Mr. Gambrell’s membership on the Committee is in the best interest of the Company and its shareholders because his experience serving as Chairman of the Committee will benefit the other Committee members.

The Company’s Audit Committee Charter outlines the composition requirements of the Audit Committee as described above, as well as its duties and responsibilities. Under the current charter, the primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board. The functions of the Audit Committee include making an annual recommendation of independent public accountants to the Company, reviewing the scope and results of the independent public accountants’ audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, reviewing from time to time the Company’s periodic financial statements and other financial reports with management and with the independent auditors, and reviewing with management and the independent auditors the financial statements to be included in the Company’s annual report.

Two different committees of the Board administer the 2001 Stock Option Plan, depending on whether the option grant is to an officer or director or to other employees. The Special Stock Option Committee, which consists of David H. Gambrell and Dr. Thomas L. Newberry, as members of the Compensation Committee, administers stock option grants to executive officers and directors. The Stock Option Committee, which consists of James C. Edenfield and Dr. Thomas L. Newberry, administers grants to other employees.The Special Stock Option Committee acted by written consent on one occasion during fiscal 2002. During fiscal 2002, the Stock Option Committee met or acted by written consent thirteen times to grant stock options or take other actions with respect to the Company’s 2001 Stock Option Plan. The function of these Committees is to grant options and establish the terms of those options, as well as to construe and interpret the Plan and to adopt rules in connection therewith.

The Board has a Compensation Committee, consisting of David H. Gambrell and Thomas L. Newberry, described below in “Certain Information Regarding Executive Officers and Directors—Report on Executive Compensation.” The Compensation Committee met on two occasions during fiscal 2002. The Board has no nominating committee or any other committee performing similar functions.

CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and the other executive officers of the Company whose annual compensation exceeded $100,000 during fiscal 2002 (referred to herein as the “named executive officers”) for the fiscal years ended April 30, 2002, 2001 and 2000:

	SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Annual Salary ($)		Bonus or Other Annual Compensation ($)		Long-Term Compensation Awards/Number of Option Shares Granted		All Other Compensation ($)(1)
James C. Edenfield	2002	435,448		266,350		120,000		70,477	(2)(3)
President and Chief	2001	435,448		-0-		120,000		97,226	(3)(4)
Executive Officer	2000	435,448		-0-		90,000		113,618	(3)(5)

J. Michael Edenfield	2002	259,200	(7)	100,205		150,000	(8)	2,040	(9)
Executive Vice President;	2001	259,200	(7)	-0-		130,000		4,690	(9)
President of Logility, Inc. (6)	2000	259,200	(7)	-0-		140,000	(10)	4,440	(9)

Jeffrey W. Coombs	2002	181,948		72,500	(12)	40,000		-0-
Senior Vice President of American	2001	181,948		24,875		70,000		2,650
Software USA, Inc. (11)	2000	175,948		15,000		30,000		2,400

Vincent C. Klinges	2002	150,000	(13)	64,351		65,000		1,688
Chief Financial Officer of the Company	2001	150,000	(13)	-0-		65,000		2,650
and of Logility, Inc.	2000	119,225	(13)	-0-		65,000	(14)	-0-

(1)
The aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer, valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total annual salary and bonus for that executive officer during each of these years. Except as otherwise indicated, amounts shown in this column represent the matching payment amount by the Company into the officer’s 401(k) Plan account.

(2)
This amount includes $69,529 representing the economic benefit in fiscal 2002 of a split dollar life insurance policy acquired by the Company in fiscal 2000 on the life of Mr. Edenfield (the “split dollar policy”).

(3)	Each of these amounts includes $948 reimbursed to Mr. Edenfield for medical insurance coverage obtained through the Company and paid by him.

(4)	This amount includes $93,628 representing the economic benefit in fiscal 2001 of the split dollar policy.

(5)	This amount includes $110,270 representing the economic benefit of the split dollar policy.

(6)	Logility, Inc. is an 86%-owned subsidiary of the Company.

(7)	All of the fiscal 2002, 2001 and 2000 annual salary amounts were paid by Logility.

(8)	Includes 20,000 stock option shares granted by Logility.

(9)	Each of these amounts includes $2,040 reimbursed to Mr. Edenfield for medical insurance coverage obtained through the Company and paid by him.

(10)	Includes 45,000 stock option shares granted by Logility.

(11)
Mr. Coombs became Chief Operating Officer of American Software USA, Inc., a wholly-owned subsidiary of the Company, effective June 18, 2001. His compensation information for the period prior to that date is included in this table for informational purposes.

(12)	$32,500 of this amount was paid during fiscal 2002 with respect to fiscal year 2001.

(13)	Thirty percent ($45,000) of Mr. Klinges’ salary shown in this table was paid by Logility in both fiscal 2002 and 2001 and thirty percent ($36,380) was paid by Logility in fiscal 2000.

(14)	Includes 5,000 stock option shares granted by Logility.

Stock Option Plans

The Company has outstanding stock options granted pursuant to three stock option plans. The 1991 Employee Stock Option Plan (the “Employee Option Plan”) and the Directors and Officers Stock Option Plan (the “Directors and Officers Option Plan”) were adopted in 1991. These Plans were terminated effective September 1, 2000 and replaced by the 2001 Stock Option Plan (the “2001 Option Plan”). Options outstanding under the Employee Option Plan and the Directors and Officers Option Plan remain in effect, but no new options may be granted under those plans. The following sections describe these three stock option plans.

1991 Employee Stock Option Plan.    On August 22, 1991, the Company adopted the 1991 Employee Stock Option Plan. The Employee Option Plan was designed to provide certain key employees of the Company and its subsidiaries with additional incentives to increase their efforts on the Company’s behalf and remain in the employ of the Company. Options to purchase Class A common shares were granted in the form of both incentive stock options and non-qualified stock options. Participants in this plan were selected from key personnel of the Company or a subsidiary, provided, however, that no director, officer or 10% shareholder of the Company was eligible to participate. The number of options granted under this plan was determined with each grant. Options are exercisable at any time within the option period, but no more than ten years from the date of grant. As of April 30, 2002, there were outstanding under the Employee Stock Option Plan options to purchase 1,762,583 Class A shares.

Directors and Officers Stock Option Plan.    On August 22, 1991, the Company adopted the Directors and Officers Stock Option Plan. The Directors and Officers Option Plan was designed to provide directors and officers of the Company and its subsidiaries with additional incentives to increase their efforts on the Company’s behalf and to remain in the employ of the Company or to remain as directors of the Company. Options to purchase Class A common shares were granted in the form of both incentive stock options and non-qualified stock options. Participants in this plan were selected from among the directors and officers of the Company or a subsidiary. The number of options granted under this plan was determined with each grant. Further, each non-employee member of the Board of Directors received an automatic grant of nonqualified options to purchase 5,000 shares on April 30 and October 31 of each year. The option price for such grant was equal to the closing market price of the shares on the date of grant and were exercisable one year after grant. Options are exercisable at any time within the option period, but no more than ten years from the date of grant. As of April 30, 2002, there were outstanding under the Directors and Officers Stock Option Plan options to purchase 1,076,969 Class A shares.

2001 Stock Option Plan.    The 2001 Option Plan became effective September 1, 2000. This plan is designed to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business. Options to purchase Class A common shares are granted in the form of both incentive stock options and non-qualified stock options. The number of options granted under this plan is determined with each grant, except with respect to non-employee directors, who receive grants of non-qualified options to purchase 5,000 shares upon election and 3,000 shares at the end of each fiscal quarter. The price of such grants is equal to the closing market price of the shares on the date of grant. Options are exercised at any time within the option period, but no more than 10 years after the date of grant (or 5 years for incentive stock options granted to any person who owns 10% or more of the combined voting power of all classes of capital stock of the Company at the time of grant). A total of 2,000,000 shares are authorized for issuance pursuant to options granted under the 2001 Option Plan. As of April 30, 2002, there were outstanding under the 2001 Option Plan options to purchase 1,306,062 Class A shares. The 2001 Stock Option Plan is proposed to be amended and is more fully described in “Amendment of 2001 Stock Option Plan,” below.

Stock Option Committees.    Prior to its termination, the Employee Stock Option Plan was administered by the 1991 Employee Stock Option Plan Committee, consisting of Mr. Edenfield and Dr. Newberry. Prior to its termination, the Directors and Officers Option Plan was administered by the Compensation Committee. The 2001 Option Plan is administered by two separate committees: (i) the Special Stock Option Committee (comprised of David H. Gambrell and Thomas L. Newberry, as members of the Compensation Committee) is responsible for option grants to officers and directors, and (ii) the Stock Option Committee (comprised of Mr. Edenfield and Dr. Newberry) is responsible for other option grants.

The members of these Committees are not eligible to participate in the portion of the Plan that they administer, except pursuant to the formula option grant program for non-employee directors under the 2001 Stock Option Plan. Under the Plans, the functions of these Committees are to grant options and establish the terms of those options, as well as to construe and interpret the respective Plans and adopt rules in connection therewith.

Stock Option Grants

The following table sets forth information with respect to options granted during fiscal 2002 to each of the directors and named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

			Individual Grants
Name	Number of Options Granted(1)		Percent of Total Options Granted to Employees and Directors in Fiscal 2002		Exercise Price (Per Share)($)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2) 5% 10%($)
James C. Edenfield	30,001		3.58%		2.00	06/15/06	7,388 / 25,036
	89,999		10.74%		2.00	06/16/11	78,016 / 230,846
J. Michael Edenfield	130,000		15.52%		2.00	06/15/11	112,691 / 333,448
	20,000	(3)	12.10	%(3)	3.30	05/31/11	41,507 / 105,187
Thomas L. Newberry	3,000		0.36%		1.60	07/31/11	3,019 / 7,650
	3,000		0.36%		1.45	10/31/11	2,736 / 6,933
	3,000		0.36%		2.80	01/30/12	5,283 / 13,387
	3,000		0.36%		3.30	04/30/12	12,452 / 31,556
David H. Gambrell	3,000		0.36%		1.60	07/31/11	3,019 / 7,650
	3,000		0.36%		1.45	10/31/11	2,736 / 6,933
	3,000		0.36%		2.80	01/31/12	5,283 / 13,387
	3,000		0.36%		3.30	04/30/12	6,196 / 15,748
Dr. John Jarvis	5,000		0.60%		1.85	06/01/11	5,817 / 14,742
	3,000		0.36%		1.60	07/31/11	3,019 / 7,650
	3,000		0.36%		1.45	10/31/11	2,736 / 6,933
	3,000		0.36%		2.80	01/31/12	5,283 / 13,387
	3,000		0.36%		3.30	04/30/12	6,226 / 15,778
Dennis Hogue	5,000		0.60%		1.85	06/01/11	5,817 / 14,742
	3,000		0.36%		1.60	07/31/11	3,019 / 7,650
	3,000		0.36%		1.45	10/31/11	2,736 / 6,933
	3,000		0.36%		2.80	01/31/12	5,283 / 13,387
	3,000		0.36%		3.30	04/30/12	6,226 / 15,778
Thomas L. Newberry, V	5,000		0.60%		1.85	06/01/11	5,817 / 14,742
	3,000		0.36%		1.60	07/31/11	3,019 / 7,650
	3,000		0.36%		1.45	10/31/11	2,736 / 6,933
	3,000		0.36%		2.80	01/31/12	5,283 / 13,387
	3,000		0.36%		3.30	04/30/12	6,226 / 15,778
Vincent C. Klinges	65,000		7.76%		2.00	06/15/11	56,346 / 166,724
Jeffrey W. Coombs	40,000		4.77%		2.00	05/23/11	37,280 / 106,749

(1)
Such options may not be exercised earlier than one year after the date of grant. Options vest ratably over a period of four years, except for options granted to nonemployee directors, which become fully exercisable after one year.

(2)
These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Class A shares and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

(3)	This option was granted by Logility, Inc. The percentage represents the percentage of total options granted to all Logility employees.

Stock Option Exercises and Outstanding Options

The following table contains information, with respect to (i) the number of stock options exercised during the last fiscal year, and the values realized in respect thereof, by the named executive officers, and (ii) the number of stock options and the value of said stock options held by the named executive officers as of April 30, 2002.

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Unexercised Options at 04/30/02 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 04/30/02 Exercisable/Unexercisable(1)($)
James C. Edenfield	-0-	0.00	167,250 / 285,750	31,556 / 170,644
J. Michael Edenfield	-0-	0.00	193,250 / 312,750	82,475 / 209,950
	-0-	0.00	65,000 / 50,000(2)	18,218 / 6,073(2)
Vincent C. Klinges	-0-	0.00	66,250 / 153,750	22,805 / 101,805
	-0-	0.00	2,500 / 2,500(2)	-0- / -0-(2)
Jeffrey W. Coombs	-0-	0.00	66,000 / 116,750	4,668 / 118,903

(1)	The market price of Class A shares on April 30, 2002 was $3.30.

(2)	Represents number of unexercised stock options of Logility, Inc. The market price of Logility’s common stock on April 30, 2002 was $3.16.

The following table discloses information with respect to the Company’s entire equity compensation program in effect as of April 30, 2002. All equity compensation plans of the Company have been approved by its Shareholders. See “Amendment of Stock Option Plan,” below, for a discussion of the proposal to amend the Company’s 2001 Stock Option Plan.

Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities as Reflected in the First Column)
4,145,614	$3.31	690,963

Employment Agreement and Bonus Policy

From May 1, 1983 through April 30, 1995, the compensation of James C. Edenfield, President and Chief Executive Officer of the Company, was determined under an employment contract entered into by him and the Company on January 17, 1983. This contract provided for an annual base salary of $434,500, payable monthly, plus expenses and normal employee fringe benefits. In addition, the contract provided for an annual bonus of 5% of the increase of each fiscal year’s pre-tax earnings over the pre-tax earnings of the preceding fiscal year. The contract expired at the end of fiscal 1995, and since that time Mr. Edenfield has continued to be compensated on the same basis as applied under the contract. The Compensation Committee determined that the same contract terms would continue through fiscal 2002. Accordingly, during fiscal 2002, Mr. Edenfield’s salary was $434,500. He received a bonus of $266,350 under the bonus formula with respect to fiscal 2002. See “Report on Executive Compensation” for a detailed discussion of Mr. Edenfield’s compensation in fiscal 2002 and his compensation plan for fiscal 2003.

Pursuant to written plans, Jeffrey W. Coombs and Vincent C. Klinges had the potential to receive certain cash bonuses, the amounts of which were determined on the basis of fiscal 2002 performance standards. Accordingly, Mr. Coombs received a bonus in the amount of $72,500 in fiscal 2002, of which $32,500 was for bonus earned but not paid with regard to fiscal year 2001. For fiscal 2003, the bonus plans for Messrs. Coombs and Klinges again will have individualized incentive goals tied to increases in revenues and/or net income, either Company-wide or related to specific areas over which they have responsibility, or both. The compensation for  J. Michael Edenfield is determined by the Compensation Committee of the Board of Directors of Logility, Inc.

Certain Transactions

The Company leases one of its office facilities from a partnership that is owned entirely by James C. Edenfield and Thomas L. Newberry under a lease that by its terms expired December 31, 1996. An extension of that lease, on a month-to-month basis, has been approved by the disinterested members of the Board of Directors. The Company incurred expenses of approximately $300,000 in fiscal 2002 pursuant to this lease. The current rental rate is $17.00 per square foot. Management believes that the terms of the lease are fair to the Company.

The Company and Logility have previously entered into various agreements (the “Intercompany Agreements”), including a Services Agreement, a Facilities Agreement, a Marketing License Agreement and a Tax Sharing Agreement. These Agreements and the other Intercompany Agreements are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2002, filed with the Securities and Exchange Commission. In fiscal 2002, Logility paid the following aggregate amounts to the Company under the terms of the Intercompany Agreements: Services Agreement—$1,730,000; Facilities Agreement—$509,031; and Marketing License Agreement—$107,489. Under the Tax Sharing Agreement, Logility received no allocation of federal, state and local taxes for fiscal 2002.

As a result of the various transactions between the Company and Logility, amounts payable to and receivable from Logility arise from time to time. At April 30, 2002, there was a payable from the Company to Logility in the amount of $1,085,000, arising from the Company’s collection of billings from mutual customers on behalf of Logility.

Director Compensation

During fiscal 2002, the Company compensated Dr. Newberry, the Chairman of the Board, at the rate of $18,000 per annum, and other Directors who are not employed by the Company at the rate of $12,000 per annum, plus $600 for each half-day or $1,200 for each full day meeting of the Board of Directors or any committee of the Board that they attended.

Directors are eligible to receive stock option grants under the Company’s 2001 Option Plan, which became effective September 1, 2000. Under the terms of that Plan, newly-elected Directors who are not employed by the Company automatically receive stock option grants of 5,000 shares each upon their initial election and 3,000 shares each as of the end of each fiscal quarter, with exercise prices equal to the market price on the dates of such grants. These options become exercisable one year after the date of grant and expire ten years after the date of grant. They do not terminate if the Director ceases to serve on the Board of the Company after the options become exercisable. Under this program, David H. Gambrell and Thomas L. Newberry each received options to purchase an aggregate of 12,000 shares in fiscal 2002.

Compensation Committee Interlocks and Insider Participation

Mr. Gambrell and Dr. Newberry have been selected by the Board of Directors to serve on the Compensation Committee. Mr. Gambrell is a partner in the law firm of Gambrell & Stolz, L.L.P., which performs legal services for the Company and Logility, a majority-owned subsidiary of the Company. Legal fees in the amount of $228,867 were paid by the Company (including fees paid by Logility) to that firm during fiscal year 2002 for legal services rendered, in addition to $18,300 in Director fees paid during that year for Mr. Gambrell’s service as a Director of the Company and as a member of Board committees.

Report on Executive Compensation

The following is the report of the Compensation Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2002.

Meetings.    The Compensation Committee met two times formally and conferred informally a number of times during fiscal year 2002. Informal conferences have been held among the members of the Committee, as well as with the Chief Executive Officer, concerning the authority and responsibilities of the Committee. At the outset of fiscal 2002, the Committee consisted of Thomas R. Williams, as Chairman, and David H. Gambrell. Mr. Williams died in March 2002, and his position as a member and as Chairman of the Committee has been filled by Thomas L. Newberry.

Executive Compensation Philosophy.    The Committee believes that a compensation program which enables the Company to attract, retain and motivate outstanding executives will assist the Company in meeting its long-range objectives, thereby serving the interests of the Company’s shareholders. The compensation program of the Company is designed to achieve the following objectives:

•	Provide compensation opportunities that are competitive with those of companies of a similar size.

•	Create a strong link between the executive’s compensation and the Company’s annual and long-term financial performance.

•	Include above-average elements of financial risk through performance-based incentive compensation that offers an opportunity for above-average financial reward to the executives.

Fiscal Year 2003 Compensation of Chief Executive Officer.    The Compensation Committee has the responsibility and authority to review and establish compensation for the Chief Executive Officer of the Company, including his participation in stock option plans and the re-evaluation and negotiation of his employment contract. In the previous three fiscal years, the Compensation Committee and the Chief Executive Officer, James C. Edenfield, agreed to extend his existing compensation arrangement on a year-to-year basis. For the fiscal year 2003, the Committee has again decided to continue the Chief Executive Officer’s current level of compensation, so that Mr. Edenfield will continue to receive a base salary of $434,500 and a bonus equal to 5% of the increase in the Company’s pre-tax earnings for fiscal 2003 over the pre-tax earnings for fiscal 2002. The Compensation Committee’s decision to continue this basis for compensation in fiscal 2003 reflects the belief of the Committee and Mr. Edenfield that the Chief Executive Officer’s compensation should continue to be tied substantially to growth in earnings and that the existing compensation arrangement meets that objective.

In extending this basis for compensation of the Chief Executive Officer, the Committee is expressing its view that Mr. Edenfield is paid a reasonable current salary, and that any potential bonus is based on an important corporate financial goal, growth in earnings, which aligns his interests with those of other shareholders. Moreover, Mr. Edenfield is one of the largest shareholders of the Company, and to the extent his performance as CEO translates into an increase in the value of the Company’s shares, all shareholders, including Mr. Edenfield, share the benefits.

As described below under “Split-Dollar Insurance Agreement,” Mr. Edenfield’s compensation package also includes a split-dollar life insurance policy, established in fiscal 2000.

Fiscal Year 2002 Compensation of the Chief Executive Officer.    The Chief Executive Officer’s cash compensation in fiscal year 2002, both salary and bonus, was determined under the terms of the compensation arrangement described above. The Chief Executive Officer received a bonus of $266,350 under the bonus formula with respect to fiscal 2002. The participation of the Chief Executive Officer and other executive officers of the Company in the 2001 Stock Option Plan is determined by the Compensation Committee, acting as the Special Stock Option Committee, based upon its authority to grant options under that Plan. During fiscal 2002, the Chief Executive Officer was granted stock options covering 120,000 Class A shares pursuant to the 2001 Stock Option Plan.

Split-Dollar Insurance Agreement.    During the early part of fiscal year 2000, the Committee completed its study of the long-range compensation plan for the Chief Executive Officer of the Company and proposed that the Company provide additional life insurance for the Chief Executive Officer, comparable to coverage provided by other companies to their chief executives. Pursuant to this plan, the Company purchased life insurance policies on the life of Mr. Edenfield having a total face amount of $3,158,833, of which the Company is the owner and co-beneficiary and Mr. Edenfield’s designee is co-beneficiary. This “Split Dollar” plan provides obligations and benefits under which the employer and employee divide not only the costs of the policies, but the benefits thereunder, similar to such arrangements made between other like companies and their chief executive officers. The policies are assets of the Company, against which death benefits accrue to Mr. Edenfield.

Other Executive Officers.    The Compensation Committee has responsibility for the review of compensation of other executive officers of the Company, including executive officers of operating subsidiaries. The American Software Compensation Committee does not have oversight over the compensation of J. Michael Edenfield or any other Logility officers by Logility, Inc., as their Logility compensation is established or reviewed by the compensation committee of Logility’s Board of Directors. The American Software Compensation Committee, however, does retain the authority to grant stock options to these officers under the Company’s 2001 Stock Option Plan. An exception to this rule is Vincent J. Klinges, Chief Financial Officer of both American Software and Logility, whose compensation is reviewed by this Committee.

To assist in this process, the Committee has reviewed compensation of officers having similar responsibilities with peer group companies, based upon publicly available information. In this regard, the Compensation Committee also consults with the Chief Executive Officer. Through its oversight and control of the 2001 Stock Option Plan, the Compensation Committee has direct authority over the granting of stock options to executive officers. In addition, the Compensation Committee assists the Chief Executive Officer in evaluating and establishing executive bonus plans, which are customized for each executive officer.

It has been the policy of the Company in consultation with the Compensation Committee to base a substantial portion of executive officer compensation upon the achievement of Company-wide and divisional goals, relating in some cases to growth in revenues, in some cases to growth in net income and in some cases to both of these factors, as well as other factors. The bonus plans for each of the most highly compensated executive officers reflected this approach in fiscal 2002, and are being formulated for fiscal 2003.

Stock option grants are utilized as both a motivating and a compensating factor. Because the performance of executive officers can substantially influence performance of the entire enterprise, grants of stock options have been utilized to create greater incentives for improving Company performance, which the Compensation Committee believes may positively influence the market price for Company stock.

On June 27, 2002, the Special Stock Option Committee, consisting of the members of the Compensation Committee, exercised its authority under the 2001 Stock Option Plan to grant new stock options to various executive officers of the Company, including the Chief Executive Officer, as discussed above. In each instance, the term and size of the options were intended and calculated by the Compensation Committee to reward these officers for their prior performance, to serve as incentive for promotion of Company profitability and other long-term objectives and to maintain their overall compensation at competitive levels.

During fiscal 2003, the Compensation Committee will continue to consult with the Chief Executive Officer with respect to executive officer compensation packages, including salary, bonus, stock options and fringe benefits, to ensure that compensation is appropriately related to individual and Company performance, as well as to competitive compensation standards and other relevant criteria.

Limitations on Deductibility of Executive Compensation.    Since 1994, the Omnibus Budget Reconciliation Act of 1993 has limited the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, subject to various exceptions, including compensation based on performance goals. The Company has not adopted a policy with respect to deductibility of compensation since no executive officer currently receives, or has previously received, taxable income in excess of $1 million per year from the Company. The Compensation Committee will continue to monitor compensation levels closely, particularly in areas of incentive compensation. If the Company’s performance improves substantially, incentive compensation also can be expected to increase and it may become necessary to adopt a long-term incentive compensation plan structured to take advantage of the tax deductibility provided for plans qualifying under the Act of 1993.

BY THE COMPENSATION COMMITTEE:

Thomas L. Newberry, Chairman
David H. Gambrell

Audit Committee Report

The following is the Report of the Audit Committee of the Board of Directors of American Software, Inc. for the fiscal year ended April 30, 2002.

The Committee notes with regret the death during the fiscal year of its longstanding Member, and Member of the Board of Directors, Thomas R. Williams, Jr. Mr. Williams has been replaced on the Board, and on this Committee, by vote of the Company’s Board of Directors.

The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee’s job is one of oversight as set forth in that charter. It is not the duty of the Audit Committee to prepare the financial statements of the Company, to plan or conduct audits, or to determine that the financial statements of the Company are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.

In fulfilling its responsibilities with respect to the fiscal year 2002 audit, the Audit Committee: (1) reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2002 with Company management and KPMG LLP (“KPMG”), the independent auditors of the Company; (2) discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and (3) received written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board No. 1. The Audit Committee discussed with KPMG the independence of KPMG from the Company.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2002 for filing with the Securities and Exchange Commission.

The rules of the National Association of Securities Dealers (NASD) require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the rules. Three of the four Audit Committee members—Messrs. Hogue, Jarvis and Miller—are believed to meet the definition of “independent” set forth in these rules.

According to NASD rules, a director who is a partner in or controlling shareholder or executive officer of any business organization to which the Company made, or from which the Company received, payments that exceed 5% of the business organization’s consolidated gross revenues or $200,000, whichever is greater, in any of the past three years is not considered “independent.” Mr. Gambrell is a partner in the law firm of Gambrell & Stolz, L.L.P., which provides legal services to the Company and received payments in excess of the threshold amount set forth in the definition of “independent.” Accordingly, Mr. Gambrell is not considered “independent” under the NASD rules. However, there is an exception to the independence requirement that allows one director, who is not independent and is not a current employee or an immediate family member of a current employee, to serve on the Audit Committee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interest of the Company and its shareholders and the Board discloses in the next annual proxy statement the nature of the relationship and the reasons for that determination. The Board has determined that Mr. Gambrell’s membership on the Committee is required in the best interest of the Company and its shareholders because his significant experience serving on the Committee and acting as its Chairman will be beneficial to the other Committee members. Therefore, the Board has concluded that Mr. Gambrell should continue to serve on the Audit Committee pursuant to this exception.

David H. Gambrell (Chairman)
Dennis Hogue
John J. Jarvis
James B. Miller, Jr.

AMENDMENT OF STOCK OPTION PLAN

General

On May 20, 2002, the Board of Directors approved, subject to shareholder approval, an amendment to the American Software, Inc. 2001 Stock Option Plan (the “Plan”) which would increase the number of Class A shares that may be subject to options granted under the Plan by 975,000 shares, from 2,000,000 shares to 2,975,000 shares.

As of June 30, 2002, 875 shares have been issued pursuant to the exercise of stock options and 1,934,912 shares were subject to outstanding options, leaving only 64,213 shares available for new options. If approved, the proposed amendment would increase the number of available shares under the Plan to 1,039,213 shares as of June 30, 2002.

Under the Plan, the Company may grant options to executive officers or other key employees of the Company or any subsidiary, advisors or consultants to the Company or any subsidiary, or members of the Board of Directors. Option grants may be in the form of Nonexempt Grants, which may not necessarily comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 (“Rule 16b-3”), or Exempt Grants, which are intended to comply with the requirements of Rule 16b-3. Option grants to directors and to officers who are subject to Section 16 of the Securities Exchange Act of 1934 are intended to comply with the requirements of Rule 16b-3.

Options may be either incentive stock options or nonqualified stock options. The number of options granted is determined by the particular committee that administers such grants. See “Administration,” below. Option grants to nonemployee directors can only be nonqualified stock options, the number of which is fixed by the Plan as follows: each nonemployee director who is newly elected or appointed subsequent to the date on which the Plan became effective is granted an option to purchase 5,000 Class A shares upon his or her election or appointment, and thereafter is granted an option to purchase 3,000 Class A shares as of the last day of each fiscal quarter, beginning on the last day of the first full fiscal quarter following his or her election or appointment.

The following summary of the Plan is qualified in its entirety by reference of the full text of the Plan, which governs in the event of any conflict. Copies of the Plan are available form the Company upon written request, to the attention of Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

Purpose of Plan

The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business.

Shares Subject to the Plan

Currently, the Class A shares that may be issued under the Plan cannot exceed in the aggregate 2,000,000 shares, subject to adjustment as provided below. Such shares may be shares of original issuance or treasury shares. Any shares that are subject to Stock Options granted under the Plan that are terminated, expire unexercised, are forfeited or are surrendered will again be available for issuance under the Plan.

As of June 30, 2002, there were 64,213 Class A shares available for option grants under the Plan, and 1,934,912 Class A shares subject to outstanding options granted under the Plan.

The Board or the applicable stock option committee makes or provides for such adjustments in the maximum number of shares, in the number of shares covered by outstanding options granted under the Plan, in the option exercise price applicable to any such options or in the kind of shares covered under the Plan (including shares of another issuer), as the Board or such committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that otherwise would result from any stock dividend, stock split, combination, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Administration

Two different committees of the Board administer the Plan, depending on whether the option grant is Nonexempt or Exempt. The Stock Option Committee, consisting of James C. Edenfield and Thomas L. Newberry, administer the Nonexempt Grants. The Special Stock Option Committee consisting of David H. Gambrell and Thomas L. Newberry, as the members of the Compensation Committee, administer the Exempt Grants. The Board of Directors as a whole administers the Plan with respect to options granted to nonemployee Directors. The Board appoints the members of these Committees, fills vacancies on these Committees and has the power to replace members of these Committees with other eligible persons at any time. The Committees are authorized to grant options under the Plan, to determine the terms and conditions of such options, and to otherwise administer the Plans.

Eligibility

All executive officers, Directors and employees (approximately 330 persons as of June 30, 2002, including employees of Logility, Inc. and the Company’s other subsidiaries) are eligible to participate in the Plan.

Exercise Price

The exercise price per share of any option granted under the Plan is set in each case by the respective Committee that administers the Plan or the entire Board. For incentive stock options granted under the Plan, the exercise price must be at least 100% of the fair market value of Class A shares on the date of grant (110% for 10% shareholders). For nonqualified stock options granted under the Plan, the exercise price may be less than the fair market value per share on the date upon which the option is granted. For option grants to Nonemployee Directors, which may be only nonqualified stock options, the exercise price per share is equal to the market value of the Company’s Class A shares on the date of grant. As of the close of business on June 30, 2002, the market value of Class A shares was $3.28 per share.

Terms of Options

Options granted pursuant to the Plan generally will expire on the tenth anniversary of the grant date, except for incentive stock options granted to 10% shareholders, which will expire on the fifth anniversary of the date of grant.

Exercise of Options

Options granted pursuant to the Plan are exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee that administers the option and as set forth in the option grant agreement relating to the options being exercised. Upon the exercise of an option, the optionee may either make payment (i) in full by payment of cash to the Company equal to the exercise price and any required tax withholding payment; (ii) by the transfer to the Company of shares of Company stock owned by the optionee for at least six months, having an aggregate fair market value per share at the date of exercise equal to the aggregate option price (except at a time when the Company is prohibited from purchasing or acquiring its own shares); or (iii) by delivering to the Company a properly executed exercise notice, together with irrevocable instructions to a broker to sell the option shares and promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

Non-Assignability of Options

An option granted under the Plan is not transferable other than by will or the applicable laws of descent and distribution. During the lifetime of an optionee, options may be exercised only by such optionee or his guardian or legal representative.

Death, Disability, Retirement or Termination of Employment

Following an optionee’s termination of employment, options held by such person pursuant to the Plan are generally exercisable only with respect to the portions thereof in which the optionee is then vested. Under the Plan, if termination of employment is other than voluntary or by death or disability, options remain exercisable according to the time specified in the related Option Grant Agreement to the extent the option is vested on the date of termination, or for three months if no time is specified. If termination results from death or disability, options remain exercisable and continue to vest for 12 months following the optionee’s death or disability. If termination of employment is voluntary, the optionee may not exercise the option following the date of termination. Voluntary termination of director status does not affect the exercisability term.

Change of Control

Currently, option agreements relating to options granted under the Plan generally provide for exercise of the option prior to normal vesting in the event the Company (i) is merged, consolidated or reorganized into or with another company and, as a result, less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (ii) sells or transfers all or substantially all of the assets of the Company and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) any person has become the beneficial owner of securities representing 50% or more of the combined voting power of the then-outstanding voting stock of the Company other than by gift or inheritance; or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease to constitute a majority thereof, subject to certain exceptions, including situations where continuing directors approve the addition of new directors.

Rights as a Shareholder; Status of Employee

No person shall have any rights or privileges of a shareholder of the Company as to shares subject to an option granted pursuant to the Plan until such option is exercised in accordance with the terms of the Plan. Furthermore, nothing in the Plan or any agreement entered into pursuant thereto confers upon an optionee any right to continue in the employment of the Company or its subsidiaries.

Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an option under the Plan and the subsequent disposition of Class A shares acquired upon such exercise. Under the Plan, at the time of grant the respective Committee designates each option either an incentive stock option or a nonqualified stock option, with differing tax consequences to the optionee and to the Company for each type of option.

Nonqualified Options

The grant of a nonqualified option will not result in any immediate tax consequence to the Company or the optionee. Upon exercise of a nonqualified option granted under the Plan, the amount by which the fair market value on the date of exercise of the shares received upon such exercise exceeds the option price will be taxed as ordinary income to the optionee, and the Company generally will be entitled to a deduction in an equal amount in the year the option is executed. Such amount will not be an item of tax preference to an optionee.

Upon the subsequent disposition of shares acquired upon the exercise of an option (“Option Stock”), an optionee may realize short-term or long-term capital gain or loss (assuming such shares of Option Stock constitute capital assets in an optionee’s hands), depending upon the holding period of such shares of Option Stock, equal to the difference between the selling price and the tax basis of the shares of Option Stock sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the optionee as a result of such exercise.

Incentive Options

Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to the Company or the optionee. (However, in calculating income for purposes of computing an individual optionee’s alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)

When an optionee sells Option Stock received upon the exercise of his incentive stock options, any amount he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if he has held his shares for at least two years from the date of granting the option to him and for at least one year after the issuance of such shares to him. If the shares are not held for more than two years from the date of granting the option to him or are not held for more than one year after the issuance of such shares, (i) ordinary income will be realized in the year of the disposition in an amount equal to the difference between the fair market value of the shares on the date the option was exercised and the option price, and (ii) either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (i) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (ii) a capital loss equal to the difference between the fair market value on the date of exercise and the sales price results.

The Company is not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by an optionee on the exercise or sale of Option Stock.

Termination

The 2001 Option Plan will terminate on May 16, 2010, unless sooner terminated by the Board of Directors. In general, no amendment, discontinuance or termination of the Plan will have any effect on options outstanding thereunder at the time of termination.

Other Option Plans

The Company has two other stock option plans with outstanding stock options, in addition to the 2001 Stock Option Plan: the 1991 Employee Stock Option Plan and the Directors and Officers Stock Option Plan. These plans were terminated effective September 1, 2001 and replaced by the 2001 Stock Plan. Options outstanding under the other plans remain in effect, but no new options may be granted under these plans. As of June 30, 2002, there were outstanding under the other plans options to purchase the following numbers of shares:

1991 Employee Stock Option Plan:	1,762,583 Shares
Directors and Officers Stock Option Plan:	1,076,969 Shares

To the extent that any of the options granted under these plans terminate or expire unexercised, the unused option shares will not be available for options granted under the 2001 Option Plan.

Board Recommendation

The Board of Directors believes it is in the best interest of the Company and its shareholders to approve the proposed amendment so that the Company will be able to continue to provide adequate incentives and to attract and retain the services of competent personnel. Therefore, the Board of Directors recommends to the shareholders the adoption of the proposed amendment to the 2001 Stock Option Plan, increasing the authorized shares under the Plan from 2,000,000 to 2,975,000 shares.

The affirmative vote of a majority of the combined Class A and Class B shares in attendance or represented by proxy and entitled to vote at the Shareholders Meeting is required for approval of the amendment. This vote will be adjusted for the relative Class A shares and Class B shares voting weights, as described in “Voting Securities—Record Date and Voting of Securities,” above. If all of the Class B shares (which are held by Mr. Edenfield and Dr. Newberry) are voted in favor of this amendment, no additional affirmative votes will be required. Mr. Edenfield and Dr. Newberry intend to vote their Class A and Class B shares in favor of adopting the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE PROPOSED AMENDMENT TO THE 2001 STOCK OPTION PLAN.

STOCK PRICE PERFORMANCE GRAPH

The graph below reflects the cumulative stockholder return on the Company’s Class A shares compared to the return of the Nasdaq Composite Index and a peer group index on a monthly basis. The graph reflects the investment of $100 on April 30, 1996 in the Company’s Class A shares, the Nasdaq Stock Market—U.S. Companies (“Nasdaq Composite Index”) and in a published industry peer group index. The peer group is the Robertson Stephens Hi-Tech Index—Software Group, which is an index of the stock price performance of 116 software companies maintained by Robertson Stephens & Company, an investment banking firm.

INDEPENDENT AUDITORS

General

During the fiscal year ended April 30, 2002, the Company engaged KPMG LLP (“KPMG”) to provide certain audit services, including the audit of the annual financial statements, a review of the quarterly financial data furnished by the Company to the SEC for the quarters ended July 31, 2001, October 31, 2001 and January 31, 2002, services performed in connection with filing this Proxy Statement and the Annual Report on Form  10-K by the Company with the SEC, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent certified public accountants for the Company since 1983. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent certified public accountants.

The Company expects that representatives of KPMG will attend the Annual Meeting of Shareholders. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire. The Audit Committee will recommend to the Board of Directors, at the annual meeting of the Board of Directors, that KPMG be appointed to act as the Company’s independent auditors for the fiscal year ending April 30, 2003. The annual meeting of the Board of Directors will be held immediately before the Annual Meeting of Shareholders.

Principal Accounting Firm Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual consolidated financial statements for fiscal 2002, and fees billed for other services rendered by KPMG. All amounts include fees for services provided to Logility, Inc. and other subsidiaries of the Company by KPMG.
Audit fees, including out-of-pocket expenses	$284,000

Financial information system design and implementation	0
All other fees, including out-of-pocket expenses:
Audit-related fees(1)	$126,000
Other non-audit services(2)	283,000

Total all other fees	$409,000

(1)
Audit-related fees consisted principally of audit of financial statements of employee benefit plans, reviews of registration statements, issuance of consents and other filing matters related to such registration statements and audits of financial statements of subsidiaries.

(2)	Other non-audit fees consisted of Federal, state and foreign tax compliance and tax consulting associated with state and local tax issues.

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to KPMG in fiscal 2002 and the proposed non-audit services and proposed fees for fiscal 2003 and determined that such services and fees are compatible with the independence of the auditors. During fiscal 2002, KPMG did not utilize any leased personnel in connection with the audit.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2003 Annual Meeting of Shareholders must be forwarded in writing and received at the principal executive offices of the Company no later than April 4, 2003, directed to the attention of the Secretary, to be considered for inclusion in the Company’s proxy statement for the 2003 Annual Meeting of Shareholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

Copies of the 2002 Annual Report of the Company are being mailed to shareholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON JULY 12, 2002, ON REQUEST TO PAT McMANUS, INVESTOR RELATIONS, 470 EAST PACES FERRY ROAD, ATLANTA, GEORGIA 30305.

By Order of the Board of Directors,

James R. McGuone, Secretary

Atlanta, Georgia
August 2, 2002

    FOLD AND DETACH HERE

AMERICAN SOFTWARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
AUGUST 19, 2002 AT 1:30 P.M.
470 EAST PACES FERRY ROAD, NE
ATLANTA, GEORGIA

FOR HOLDERS OF CLASS A COMMON SHARES

The undersigned hereby appoints James C. Edenfield and Thomas L. Newberry, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Class A Common Shares of AMERICAN SOFTWARE, INC. held by the undersigned and entitled to vote at the Annual Meeting of Shareholders to be held on August 19, 2002 and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposals stated below, all in accordance with and as more fully described in the accompanying Proxy Statement.

It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

Election of Class A Directors. Three Class A Directors to be elected.

Nominees:	Dennis Hogue	☐FOR	☐WITHHOLD AUTHORITY
	John J. Jarvis	☐FOR	☐WITHHOLD AUTHORITY
	James B. Miller, Jr.	☐FOR	☐WITHHOLD AUTHORITY

Amendment to 2001 Employee Stock Option Plan. To increase the number of shares that may be subject to options under that Plan from 2,000,000 shares to 2,975,000 shares.

☐ FOR            ☐ AGAINST            ☐ ABSTAIN

    FOLD AND DETACH HERE

THE CLASS A SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER ON THE REVERSE OF THIS PROXY CARD, OR IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IMPORTANT:    Please sign this Proxy exactly as your name or names appear hereon. If shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representive capacity should please give their full titles.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED EVELOPE.
Dated:                                                                        , 2002

Signature

Signature if held jointly